Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-228384, 333-230593, 333-238076 and 333-2411672) on Form S-8 and (No. 333-234041, 333-241683 and 333-249315) on Form S-3 of our report dated March 3, 2022, with respect to the consolidated financial statements of Entasis Therapeutics Holdings Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 3, 2022